Exhibit 99.2

Genius Brands International, Inc. Issues Shareholder Letter

BEVERLY HILLS, Calif., August 15, 2018 – Genius Brands International, Inc. “Genius Brands” (NASDAQ: GNUS), the global brand management company that creates and licenses multimedia entertainment content for children, released a letter to shareholders from Chairman & CEO Andy Heyward. The complete letter follows:

Dear Friends and Shareholders,

Yesterday, we filed our 10-Q for Q2 2018 and held an investor conference call to update investors. Revenues were uneventful since, as expected, there were no program deliveries in this quarter, and our revenues come in quarters where we deliver our programs, generally in Q4. With our policy of keeping our balance sheet clean and not carrying any impaired assets, we did elect a write-down of our series SpacePOP, which domestically has not met expectations. What IS important to note, however, is the emergence of THREE strong drivers of revenues and earnings of Genius Brands, which we will see later in the year and in 2019. These drivers are two immediate content brands as well as the GENIUS BRANDS NETWORK DISTRIBUTION SYSTEM.

The two content brands are RAINBOW RANGERS, debuting on Nickelodeon on November 5, 2018; and LLAMA LLAMA, already available for streaming on Netflix and now, having been greenlit by Netflix, is in production on season two.

Rainbow Rangers will be the first to have an impact. Led by Mattel Toys, we currently have 22 different companies who have become licensees of the Rainbow Rangers brand and who are manufacturing product across every major category including toys, publishing, apparel, bedding, sleepwear, accessories, youth electronics, paper and stationary and school supplies, health and beauty, sporting goods, and a live touring stage show. Additionally, we are in active negotiations with footwear, games, oral care, crafts and activity kits, bath products, sunglasses, and vitamins.

There are approximately 377 SKUs (or different products) coming into the marketplace and being manufactured as we speak, debuting Q3 2019. The consumer products presence is led by our global master toy licensee Mattel, who will be manufacturing 3-inch dolls, 6-inch dolls, large dolls, plush dolls, play sets, vehicles, role-play, and various accessories. All of these have significant minimum guarantees to Genius Brands and cumulatively, total many millions of dollars.

We will begin delivery of the Rainbow Rangers series in November 2018, and will be complete in March 2019, and revenue can be recognized upon delivery to Nickelodeon in the U.S. and broadcasters worldwide, many of which are already in place, and with many more to come. Of course, we have every reason to believe that the Rainbow Rangers series will be successful, and its success will stimulate consumer product sales in volumes significantly beyond the minimum guarantees. A large success in the order of a Power Rangers, or a Ninja Turtles, or a Strawberry Shortcake generates billions of dollars of retail sales and many tens of millions of dollars of royalty income, and not infrequently, even hundreds of millions. This is not uncommon, and myself and our team, which comes largely out of The Walt Disney Company and Hasbro Toys, has had the privilege of being a part of several such brands in the past. As previously stated, the creators we have brought in on Rainbow Rangers, were the director of Disney's The Lion King and the writer of Disney's Frozen, both major blockbusters, of course. I have been saying for some time that such success is very much a possibility with the brands we have positioned in the marketplace, and I believe that to be the case more so than ever today.

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Llama Llama is a hit series now on Netflix, and has a similarly robust consumer products line-up as Rainbow Rangers with 14 licensees in key categories including toys, publishing, games, puzzles, sleepwear, apparel, and over 177 product SKUs coming into the market, with additional juvenile products, bedding, bath, footwear, and oral care products all under active negotiation. Simply put, we have not one, but TWO major content brands positioned for huge success with 'perfect storms' behind them. They have top-tier creative teams; top-tier broadcasters – Nickelodeon and Netflix; a broad array of consumer products companies, almost all of which are Disney licensees and the top company in their class, manufacturing hundreds of products coming into the marketplace based out of these characters; and strong retail support starting with Walmart, Target, and Amazon.

I have been in this business for many years, and I do not recall EVER having seen one company, other than Walt Disney Studios, with not just one, but TWO major brands poised to impact the marketplace.

The third driver that we have coming forward is our distribution system, known as the GENIUS BRANDS NETWORK. The system is comprised of two kids channels: ‘KID GENIUS CARTOONS’ and ‘BABY GENIUS TV.’

As announced yesterday, the Genius Brands Network is now in over 80 million U.S. households. Cox Cable, Tubi, and XUMO have joined an expanding network distribution roster that already includes Amazon, Comcast, AppleTV, Roku and YouTube.

The Genius Brands Network's availability in over 80 million U.S. households, represents a thirty-three percent increase in reach from our last publicly reported total in April. This is a result of recent multi-year distribution deals with Cox, Tubi, and XUMO.

What does all this mean to shareholders?

•	Building the audience = Revenue

•	The platform expansions all lead to increased viewership, providing advertising impressions to sell and paying subscribers to join.

•	We are in a growth period where we will see increases in both advertising revenue and subscribers in Q4 2018 due to the increased distribution/viewership.

•	The network, comprised of the Kid Genius Cartoon Channel and Baby Genius TV, is distributed across multiple over-the-top (OTT) platforms as both ad-supported video-on-demand (AVOD) and subscriber video-on-demand (SVOD) services. The addition of the Genius Brands Network channels on Cox (AVOD and SVOD), Tubi (AVOD), and XUMO (AVOD) rounds-out a growing distribution roster that as I said, includes Amazon Prime, Comcast’s Xfinity on Demand, Roku, Apple TV, Amazon Fire and YouTube.

•	We now have a dynamic distribution system, which can reach TWO OUT OF EVERY THREE kids in America. Such a system is extremely coveted and valuable and will be bringing forth substantial revenue for us, as advertising, sponsorships, and subscriptions grow in 2018, 2019, and beyond.

•	In addition to the above, effective Q3, Samsung’s ‘Samsung Kids,’ an award-winning, all-in-one subscription service featuring the best movies, TV shows, games, and books for children 3 to 8 years old, has added Genius Brands’ Warren Buffett’s Secret Millionaires Club, created with and starring an animated Warren Buffett, and Genius Brands' Thomas Edison’s Secret Lab, which promotes STEM principles, for which we will be paid a subscription fee.

•	Lastly, in distribution, Cheddar, the leading digital streaming business network, debuted Genius Brands’ animated children’s series, Warren Buffett’s Secret Millionaires Club, on June 23, 2018, for which we are being paid a cash license fee, and that, as well as the Samsung Kids deal, will appear in our year-end revenues.

•	In summary, the combination of Rainbow Rangers and Llama Llama coming into the marketplace in a very bold way, as well as the increasing footprint of the Genius Brands distribution system, is going to be a powerful driver of revenue showing up in 2019. The pipeline of new product is robust with pre-sold names with strong brand equity, and we will make an announcement of such in Q4.

•	The company, as of today, has no corporate debt, has plenty of cash, and will have adequate cash in place as we shortly move forward with production of season two of Rainbow Rangers. Mattel, as well as other licensees, are significantly down the road designing product and brand extensions for Season 2.

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The company continues and will continue to invest in the creation of powerful kids brands, and our growing distribution system

With all of the above, we are more confident than ever that investor patience will be richly rewarded.

Sincerely,

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

Nancy Zakhary | Ray Yeung

Relev8

nancy@relev8.co | ray@relev8.co

INVESTOR RELATIONS CONTACT:

Michael Porter

PLR Investor Relations

212.564.4700 | mike@plrinvest.com

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